EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

	Nine Months		Year		Year		Year		Year		Year
	Ended		Ended		Ended		Ended		Ended		Ended
	September 30, 2009		December 31, 2008		December 31, 2007		December 31, 2006		December 31, 2005		December 31, 2004

Net Income	$13,431,362		$16,282,037		$16,826,749		$15,194,281		$14,053,083		$13,332,040
Add:
Interest on
indebtedness	3,223,761		5,006,461		4,712,893		4,486,743		4,007,754		4,354,454
Amortization of
financing costs	208,259		172,954		182,872		138,028		151,133		152,258

Earnings	$16,863,382		$21,461,452		$21,722,514		$19,819,052		$18,211,970		$17,838,752

Fixed charges and
preferred stock
dividends:
Interest on
indebtedness	$3,394,840		$5,564,106		$5,268,893		$4,684,743		$4,444,754		$4,659,454
Amortization of
financing costs	208,259		172,954		182,872		138,028		151,133		152,258

Fixed charges	3,603,099		5,737,060		5,451,765		4,822,771		4,595,887		4,811,712

Add:
Preferred stock
dividends	-		-		-		-		-		-

Combined fixed
charges and
preferred stock
dividends	$3,603,099		$5,737,060		$5,451,765		$4,822,771		$4,595,887		$4,811,712

Ratio of earnings to
fixed charges	4.59	x	3.74	x	3.98	x	4.11	x	3.96	x	3.71	x